NEWS RELEASE
                                   NYSE Common Stock Symbols:
                                   Class A shares - "FCX.A"
                                   Class B shares - "FCX"

Freeport-McMoRan Copper & Gold Inc.      Financial Contact:   Media Contact:
1615 Poydras Street                      Chris D. Sammons     William L. Collier
New Orleans, Louisiana  70112            (504) 582-4474       (504) 582-1750

               Freeport-McMoRan Copper & Gold Inc.
                  Announces Reorganization for
         Operations Management of PT-Freeport Indonesia

     NEW ORLEANS, LA, September 28, 2000 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today a reorganization of its operating management structure. As a further step in its on-going efforts to assign management responsibility for the business activities of its principal operating subsidiary, PT-Freeport Indonesia (PT-FI), to its Indonesian-based executive team, corporate management of strategic planning for operations, mineral exploration and external relations are being transferred to PT-FI's Indonesian executive team, headed by its President-Director, Adrianto Machribie. Reporting to Mr. Machribie are two executives who are being assigned significantly increased responsibilities: Hermani Soeprapto, Executive Vice-President of PT-FI and General Manager of mining and milling operations, and Prihadi Santoso, Executive Vice-President responsible for external relations activities.
     As a result of reduced corporate activities, these functions, which have previously been managed by FCX's executive group in New Orleans, are being transferred to PT-FI. The New Orleans organization, which will be significantly smaller, will consist of FCX's executive management and its corporate financial and administrative organization. FCX's organization will be lead by an Office of the Chairman consisting of James R. Moffett, Chairman and Chief Executive Officer; Richard C. Adkerson, President; and Adrianto Machribie, President-Director of PT-FI. The Office of the Chairman will be responsible for the development and execution of business strategy and the executive management of operations. Mr. Moffett will assume primary responsibility for exploration and operations and Mr. Adkerson will assume primary responsibility for the financial and administrative management of FCX and PT-FI.
     Mr. Moffett stated, "Our new, simplified organization will accomplish several important objectives. It is a natural step in our efforts to increase the responsibilities of our Indonesian management team as it continues to evolve and progress. With the successful experience we have gained following our most recent mine and mill expansion, we will now focus on improving the profitability of our operations. In addition, by reducing the size of our New Orleans organization, we will reduce our overhead costs."
     FCX is engaged in mineral exploration and development, mining and milling of copper, gold and silver in Indonesia, and the smelting and refining of copper concentrates in Spain and Indonesia. A copy of this press release and additional information about FCX is available from our Internet web site ("www.fcx.com").